Exhibit 99.1

Tidewater Announces Plans to Continue to Repurchase Shares of its Common Stock

NEW ORLEANS—(BUSINESS WIRE)—July 16, 2007—Tidewater Inc. (NYSE:TDW) announced today that its Board of Directors has authorized a new program for the Company to spend up to $200 million to repurchase shares of its common stock in open-market or privately-negotiated transactions. The Company intends to use its available cash and, when considered advantageous, borrowings under its revolving credit facility, to fund share repurchases. The repurchase program will end on the earlier of the date that all authorized funds have been expended or June 30, 2008, unless extended by the Board of Directors.

On June 30, 2007, the Company’s previous share repurchase program expired with the Company having purchased from July 28, 2006 through June 30, 2007, for $154.1 million, a total of 2,560,500 of its common shares, at an average price paid per common share of $60.17. Included in these totals for the previous repurchase program are purchases during the quarter ended June 30, 2007, of 1,693,400 shares of its common shares at a total cost of $113.7 million, an average of $67.13 per share.

Dean E. Taylor, Chairman, President and Chief Executive Officer of the Company, commented, “We have been very pleased with the financial performance of our Company and believe that continuing the repurchase of our shares at attractive prices is a very proactive and sound use of the Company’s financial resources. Our strong balance sheet and positive operating environment provides us the financial means to both reinvest in building or procuring new vessels for our fleet and return value to our shareholders.”

Tidewater Inc. owns 455 vessels, the world’s largest fleet of vessels serving the global offshore energy industry.

CONTACT: Tidewater Inc., New Orleans

Joe Bennett, Senior Vice President, Principal Accounting Officer and Chief Investor Relations Officer

504-566-4506

SOURCE: Tidewater Inc.

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